UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2013

SaaSMAX, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54504	27-4636847
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7770 Regents Road, Suite 113-129

San Diego, California 92122

(Address of principal executive offices) (Zip Code)

(800) 748-7650

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On November 2, 2012, Board of Directors of the registrant dismissed Hamilton P.C. as its independent registered public accounting firm.  On the same date, the accounting firm of Kyle L. Tingle, CPA, LLC was engaged as the Registrant’s new independent registered public accounting firm.

The Board of Directors of the Registrant and the Registrant's Audit Committee approved of the dismissal of Hamilton, P.C.

On November 2, 2012, the registrant engaged Kyle L. Tingle, CPA, LLC ("Tingle") of Las Vegas, Nevada as its independent accountant.  At the time of Tingle's engagement, Registrant was in the process of preparing its Quarterly 10Q Report for the nine months ended September 30, 2012 (the "9-30-12 10Q"). The Company provided Tingle with the documentation necessary for Tingle to review the 9-30-12 10Q.  On November 13, 2012, Tingle suggested by email that the Registrant file a Form 12b-25 Extension to file the 9-30-12 10Q, which the Registrant did.  Thus, the Registrant's last day to file the 9-30-12 10Q was extended to November 19, 2012 (the "Deadline").

Thereafter, on November 13, 2012, an email was received from Tingle asking that the Registrant execute a Management Representation Letter, which was sent to Tingle on November 16, 2012. Also on November 13, 2012, Tingle sent an email to Registrant's Accountant commenting upon the 10Q information previously sent to Tingle.

On November 14, and 16th, the Registrant's Accountant, and CEO attempted to communicate with Tingle to get Tingle's comments on the 10Q documentation that had been sent to Tingle.  Tingle did not communicate with Registrant until  mid-day on November 19, 2012, which did not give the Registrant enough time to respond to Tingle's comments and file by the Deadline.  Registrant then filed its 10Q for the nine months ended September 30, 2012 on November 19, 2012. The 9-30-12 10Q filed on November 19, 2012 was not Reviewed.

On December 2, 2012, Tingle sent an email to Registrant regarding the filing of the 9-30-12 10Q. Registrant's CEO and Accountant spoke with Tingle on December 3, 2012 about Tingle's December 2, 2012 email.  During that December 3, 2012 conversation, Tingle advised the Registrant that Tingle would take into advisement the substance of the information given to Tingle in the conversation. On December 5, 7, 10, and 11, information was sent to Tingle and attempts to communicate with Tingle were made by Registrant's Accountant .  Since December 3, 2012, and through January 24, 2013, Tingle did not respond to any attempts by Registrant's CEO, Accountant and Counsel to contact Tingle.

Registrant's Board of Directors dismissed Tingle as Auditor as of January 23, 2013 because of Tingle's non-responsiveness to Registrant's numerous requests to complete the conversations concerning Registrant's financial reporting, which conversations had commenced in early November 2012 and had been cut off by Tingle on December 3, 2012.

On January 28, 2013, Registrant filed an 8-K (the "Original 8-K") (of which this 8-K A-2 is an Amendment) indicating that Tingle had been dismissed as Accountant. A copy of the Original 8-K was sent to Tingle along with a request that Tingle provide a Letter pursuant to Item 304(a)(3) of Regulation S-K ("Item 304(a)(3)") (the "Former Accountant's Letter") on January 28,2013. Tingle did not respond to Registrant's request, notwithstanding several requests by Registrant's counsel,

On January 24, 2013, Registrant engaged Ronald R. Chadwick, P.C. (the "New Accountant") as its independent accountant. Registrant provided the New Accountant with all of the information previously provided to Tingle. The New Accountant reviewed the Financial Statements and agreed that the Financial Statement for the three and nine months ended 9/30/2012 were correct and no changes were required.

On February 4, 2013, a Form 8-K A ("8-KA-1”) was filed, indicating the information set forth in the above Paragraph. Also, on February 4, 2013, a copy of the 8-KA-1 was sent to Tingle along with a request that Tingle provide a Letter pursuant to Item 304(a)(3) of Regulation S-K.

On February 8, 2013, a period of 67 days since Tingle had last communicated with the Registrant, Tingle sent Registrant a Letter pursuant to Item 304(a)(3) indicating the following (the Paragraphs have been numbered by Registrant in order to facilitate the responses to such Paragraphs):

1. "At this time, there are accounting disagreements on the financial statements filed with the Securities and Exchange Commission. The Company filed Form 10-Q November 19, 2012 without the consent of this firm in violation of Regulation S-X Part 210.8-03. Inquires to Dina Moskowitz, CEO as to why the Form 10-Q was filed prior to auditor consent (the file was under concurring review), I was told her dad, Stanley V. Moskowitz, Esq. said it was ok and didn't want to file late. The review of the financial statements was not complete as there were open issues with respect to accounting for options and the timing of the expensing of options on the financial statements."

2. "In review of the prior accountant's workpapers, I did not find audit procedures with regard to the options. A volatility of 100% was used and labeled "conservative" and the risk free interest rate 0.69% was labeled "reasonable" in the workpapers, without documentation for those determinations. I had requested an analysis in compliance with ASC 718-10-30-20 and information on the timing of the issuances prior to the filing. In the analysis provided by the Company in December 2012, the volatility analysis indicated an 80% volatility and created a material change in the computation of option expense for the three and nine month periods ended September 30, 2012. The Company did not adjust the financial statements accordingly."

3. "I also had questions with regard to the payment of invoices and the issuance of options on the first day of the quarter. In the prior year workpapers, it appeared that there were no confirmations of any payables (only tracing to subsequent disbursements) and I needed comfort on the timing of services provided with the posting of the invoices. In a telephone conference with Dina Moskowitz, CEO, and Carla Collignon, consultant, Ms. Moskowitz thought the options issued on the first day of the quarter were for the prior quarter and Ms. Collignon thought they were due upon issuance and posted them as expense on the first day of the quarter. For example, one contract from January 2011 indicated options as part of compensation. Options were issued in January 2012 and expensed over the four quarters of 2012, not 2011. I received no subsequent information indicating the correct treatment and timing of expensing for the options. These adjustments were material to the financial statements as a whole."

4."Due to the failure of the Company to file a Form 8-K for Item 4.02, Non-Reliance on Previously Issued Financial Statements, I felt that the concurring reviewer and I were precluded from signing off on the engagement completion document and unable to complete the engagement."

5 "I am not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant."

Response to Paragraph 1.

On February 4, 2013, Registrant filed a Form 10Q-A indicating that the Original 10-Q filed on November 19, 2013 was not reviewed, and that subsequently, the financial statements contained in the original 10-Q were reviewed by Registrant's new accountant and that "no changes or amendments were made to the 9/30/12 10Q Report as a result of the Review". See Response to Paragraph 2 below for a discussion of accounting for options and timing of expenses.

Response to Paragraph 2

On November 13, 2012, Tingle had sent an email to Registrant inquiring as to the volatility of the market price of the common stock and the calculation of the option expense. In response to such email, Registrant, also on November 13, 2012, sent to Tingle Registrant's Volatility Calculation. Registrant had used a 100% Volatility for the price of its shares in calculating the option expense to be recorded. The 100% Volatility was based upon the following:

a. SaasMax was a new public entity, having its S-1 Registration Statement being declared "Effective" by the SEC on October 14, 2011 (the "Effective Date"). A total of 5,000 shares have been traded in the public marketplace since the Effective Date. Registrant concluded that it was not reasonable to use the published stock prices in determining their volatility. For all financial statement issued as of 9/30/12, Registrant utilized a volatility of 100% in valuing our stock options which appeared conservative based on private sales of the companies stock. To determine the reasonableness of the 100%, we determined that the most reasonable calculation was to consider the Registrants volatility as if it were a non-public company in accordance with Accounting Standards Codification as follows:

30-20 [A nonpublic entity may not be able to reasonably estimate the fair value of its equity share options and similar instruments because it is not practicable for it to estimate the expected volatility of its share price. In that situation, the entity shall account for its equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of the entity’s share price (the calculated value). [FAS 123(R), paragraph 23]

In calculating the volatility, Registrant performed the following analysis:

1 - Utilized the private market price per for which stock was sold at from 1/19/11 - 7/1/12 to determine volatility. This resulted in a 94% volatility;

2 - Utilized the private market price for which stock was sold at from 1/19/11 through 9/30/12 adjusted for public sales beginning on 9/21/12. This resulted in a 108% volatility.

3 - Selected various Small Business Filers per the SEC Edgar website in the SIC 7374 - Services - Computer Processing & Data Preparation noting volatility. This resulted in an average volatility of 80%.

Registrant believes that it has made a reasonable estimate of the volatility of its share prices and is satisfied that a 100% volatility is appropriate in the calculation of its option expenses as set forth in its financial statements. Further, the new accountant is in agreement with the Registrant's calculations and reporting of the volatility expense.

Response to Paragraph 3

Tingle has stated "I also had questions with regard. to the payment of invoices and the issuance of options on the first day of the quarter. In the prior year workpapers, it appeared that there were no confirmations of any payables (only tracing to subsequent disbursements) and I needed comfort on the timing of services provided with the posting of the invoices." On December 7, 2012, Registrant provided Tingle with the invoices he had inquired about on December 3, 2012. The Schedule provided to Tingle indicated that there was an under accrual of $225, an immaterial amount.

With regard to the options that were posted on the first day of the quarter commencing 10/1/2012, there were a total of 28,900 options that were issued for services performed during the quarter ended 9/30/2012. The invoice for services for which the 28,900 options were based, was not received until after the end of 9/30/2012. Such options were part of the 73,900 options set froth in Footnote 7-Subsequent Events that were issued as of October 1, 2012. With a volatility factor of 100%, the 28,900 options are valued at $16,419. These expenses were not ignored as they were set forth in Footnote 7.

On December 5, 2012, Registrant sent to Tingle an analysis of the volatility and attempted to contact Tingle to discuss the analysis. Tingle did not respond to any attempts to communicate with Tingle and as a result, after many phone messages were left and many emails were sent, Tingle was dismissed as Registrant's accountant.

Registrant does not know what “January 2011” contract Tingle is referring to. The Company did not begin operations until January 19, 2011 and the SaaSMAX Stock Option Plan was not formed until July 2011.

Response to Paragraph 4

No demand was made by Tingle for the Registrant to file a form 8-K for Item 4.02, Non-Reliance on Previously issued Financial Statements. On December 2, 2012, Tingle sent an email to Registrant stating: "The goal is not to have a Form 8-K under section 4.02 that would inform readers that the financial statements in the Form 10-Q cannot be relied upon due to lack of auditor review and outstanding accounting issues.  The preference is to always get the appropriate information to back up the financial information.  If an amendment is necessary, so be it, but the goal needs to have a correct, valid filing." Registrant was fully cooperating with Tingle on December 2, 2012 to give Tingle the "appropriate information". Thereafter Tingle chose to be non-communicative and not respond to Registrant until February 8, 2013.

Response to Paragraph 5

Tingle has provided no explanation or rationale as to why Tingle chose to ignore Registrant for 67 days.

On January 24, 2013, Registrant engaged Ronald R. Chadwick, P.C. as its independent accountant. During the most recent fiscal year, since inception, and the interim periods preceding the engagement, the registrant has not consulted Ronald R. Chadwick, P.C. regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The 9-30-12 10Q has been Reviewed and no changes or amendments were made to the financial information contained therein.

 We have provided Tingle with a copy of the foregoing disclosure, and have requested that Tingle furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Tingle agrees with such disclosure.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

16.1 Letter from Kyle L Tingle, CPA, LLC, dated February 8, 2013, regarding change in independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SaaSMAX, Inc. (Registrant)
Date: February 11, 2013
	By:	/s/ Dina Moskowitz
Dina Moskowitz
Chief Executive Officer Chief Financial Officer